EXHIBIT 21

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION
Bronto Skylift Oy Ab	Finland

Bronto Skylift, Inc.	Delaware

Diamond Consulting Services Limited	United Kingdom

Elgin Sweeper Company	Delaware

Federal APD Incorporated	Michigan

Federal APD do Brasil Participacoes Ltda	Brazil

Federal Signal Asia Holdings Limited	Hong Kong

Federal Signal Credit Corporation	Delaware

Federal Signal Environmental Products China (HK) Limited	Hong Kong

Federal Signal of Europe B.V.	Netherlands

Federal Signal of Europe B.V. Y CIA, S.C.	Spain

Federal Signal Safety Products (Shanghai) Co. Ltd.	China

Federal Signal Technologies, LLC	Delaware

Federal Signal UK Holdings Limited	United Kingdom

Federal Signal VAMA, S.A.	Spain

FS Depot, Inc.	Wisconsin

FS Lighting, Inc.	New York

FS Lighting, LLP	Texas

Guzzler Manufacturing, Inc.	Alabama

IEES B.V.	Netherlands

Jetstream of Houston, Inc.	Delaware

Jetstream of Houston, LLP	Texas

PIPS Technology Inc.	Tennessee

PIPS Technology Limited	United Kingdom

Federal Signal Technologies (Hong Kong) Limited	Hong Kong

Sirit Corp.	Texas

Sirit, Inc.	ON, Canada

Vactor Manufacturing, Inc.	Illinois

VESystems, LLC	Delaware

Victor Industrial Equipment (PTY) Limited	South Africa

Victor Products Holdings Ltd.	United Kingdom

Victor Products Ltd.	United Kingdom

Victor Products USA, Incorporated	Delaware